RUDDICK CORPORATION

    1993 INCENTIVE STOCK OPTION AND STOCK APPRECIATION RIGHTS
PLAN


     Ruddick Corporation, a North Carolina corporation (the
"Corporation"), hereby establishes the following Incentive Stock
Option and Stock Appreciation Rights Plan for the benefit of Key
Employees of the Corporation and its Subsidiaries:

1.   DEFINITIONS:

          (a)  The "Act" means the Securities Exchange Act of
               1934, as amended.

          (b) "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Committee" means the Stock Option Committee appointed by the Board of Directors of the Corporation to administer the Plan.

          (d) "Common Stock" means the common stock of the Corporation to be issued pursuant to the Plan.

          (e)  "Corporation" means Ruddick Corporation.

          (f) "Disabled" means the inability of an Optionee to engage in his profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months.

          (g) "Incentive Stock Option Agreement" means a formal written agreement between the Corporation and an Optionee in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee shall from time to time approve setting forth the terms and conditions of the grant of an option to purchase shares of Common Stock pursuant to the Plan. Such Incentive Stock Option Agreement may be combined in the same written agreement as a Stock Appreciation Right Agreement.

          (h) "Key Employee" means an active full time employee of the Corporation or its Subsidiaries who has significant responsibility for the growth and financial success of the Corporation, including officers and other employees of the Corporation and its Subsidiaries. The term "Key Employee" does not include a director of the Corporation or a Subsidiary who is not otherwise an active employee of the Corporation or a Subsidiary, or a person who has retired from the active employment of the Corporation or a Subsidiary.

          (i) "Option" means the right granted to a Key Employee by the Corporation pursuant to the Plan to purchase shares of Common Stock.

          (j)  "Optionee" means the individual granted an Option.

          (k)  "Plan" means the Ruddick Corporation 1993
               Incentive Stock Option and Stock Appreciation
               Rights Plan.

          (l) "Right" means the right of a Key Employee to receive, pursuant to the terms of such Key Employee's Stock Appreciation Right Agreement, a payment in cash based upon the increase in the fair market value of the Units of Stock Appreciation Rights granted to such Key Employee, as more particularly described in Section 9 hereof.

          (m) "Stock Appreciation Right Agreement" means a formal written agreement between the Corporation and a Key Employee in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee shall from time to time approve setting forth the terms and conditions of the grant of a Right. Such Stock Appreciation Right Agreement may be combined in the same written agreement as an Incentive Stock Option Agreement.

          (n) "Subsidiaries" means subsidiary corporations of the Corporation as that term is defined in Section
               424(f) of the Code.

          (o) "Unit" means an entry on the books and records of the Corporation to be used solely as an instrument of measure for purposes of determining the value of Rights awarded under the Plan, with each Unit equalling one share of Common Stock for such purpose.

2.   PURPOSE:

     This Plan is for the purpose of securing or retaining the services of Key Employees of the Corporation and its Subsidiaries. The Board of Directors of the Corporation believes the Plan will promote and increase personal interest in the welfare of the Corporation by, and provide incentive to, those who are primarily responsible not only for its regular operations but also for shaping and carrying out the long-range plans of the Corporation and aiding its continued growth and financial success. It is intended that Options issued pursuant to the Plan shall constitute incentive stock options within the meaning of
Section 422 of the Code and that the Plan shall satisfy the requirements of Rule 16b-3 under the Act.

3.   ADMINISTRATION:

     The Plan shall be administered by the Committee which shall consist of not fewer than three members of the Board of Directors of the Corporation who shall be appointed by the Board. No person shall serve on the Committee who is at the time of such person's appointment to the Committee or has at any time within one year prior thereto received an Option or a Right under the Plan or who otherwise is not at the time of such person's appointment a "disinterested person" for purposes of Rule 16b-3 under the Act.

     The members of the Committee shall serve at the pleasure of the Board of Directors, which may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all actions of the Committee shall be taken by a majority of its members. Any action of the Committee evidenced by a written instrument, signed by a majority of its members, shall be fully as effective as if it had been taken by a vote of a majority of its members at a meeting duly called and held. The Committee shall appoint a secretary, who may be but need not be a member of the Committee; shall keep minutes of its meetings; and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine the Key Employees of the Corporation and of the Subsidiaries to whom, the time or times when, and the price or prices at which, Options and Rights shall be granted, the option periods, the award periods, and the number of shares to be subject to each Option or Units subject to each Right. The Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Incentive Stock Option Agreements (which need not be identical) and the respective Stock Appreciation Right Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this section shall be conclusive and binding upon all persons including, without limitation, the Corporation and its Subsidiaries, the Committee and each of the members thereof, and the Directors, officers, and employees of the Corporation and its Subsidiaries, the Optionees and their respective successors in interest.

4.   ELIGIBILITY:

     Options and Rights may be granted only to Key Employees. Except as provided in Section 13 hereof, no Key Employee shall be eligible to receive an Option if such employee would beneficially own, directly or indirectly, capital stock of the Corporation possessing more than ten percent of the total combined voting power of all classes of capital stock of the Corporation. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply, and capital stock of the Corporation which an employee may purchase under outstanding options shall NOT be treated as stock owned by such employee. In determining the employees to whom Options or Rights will be granted and the number of shares to be covered by each Option or Units subject to each Right, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation, the anticipated number of years of effective service remaining, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. Subject to the limits set forth in this Plan, a Key Employee who has been granted an Option or Right may be granted additional Options and Rights if the Committee shall so determine.

     Notwithstanding the foregoing provisions of the Plan, no employee may be granted an Option pursuant to which the aggregate fair market value (determined as of the time the Option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year, under this and all other incentive stock option plans (as defined in Section 422 of the Code) of the Corporation or its Subsidiaries, would exceed $100,000. No member of the Committee shall be eligible to receive an Option or a Right.

5.   STOCK SUBJECT TO OPTION:

     An aggregate of 500,000 shares of Common Stock will be authorized and reserved for issuance for purposes of the Plan. Such shares may be in whole or in part, as the Board of Directors of the Corporation shall from time to time determine, authorized but unissued shares of Common Stock or issued shares of Common Stock which have been reacquired by the Corporation. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Option may be granted to other Key Employees with respect to such unpurchased shares.

     To the extent permitted in the case of "incentive stock options" by Sections 421, 422 and 424 of the Code, the total amount of shares on which Options may be granted under the Plan and option rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Corporation resulting from payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock, or a reclassification of the Common Stock, and (in accordance with the provisions contained in the next following paragraph) in the event of a merger or consolidation.

     After the merger of one or more corporations into the Corporation or any Subsidiary of the Corporation, any merger of the Corporation into another corporation, any consolidation of the Corporation or any Subsidiary of the Corporation and one or more corporations, or any other corporate reorganization of any form involving the Corporation as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Corporation's Common Stock, each optionee shall, at no additional cost, be entitled, upon any exercise of his Option, to receive, in lieu of the number of shares as to which such Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such optionee would have been entitled to pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such optionee had been a holder of record of a number of shares of Common Stock of the Corporation equal to the number of shares as to which such Option shall then be so exercised. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

     In the event of (i) the adoption of a plan of merger or consolidation of the Corporation with any other corporation or association as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation, or (iii) the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Act, other than a person, or group including a person, who beneficially owned, as of the effective date hereof, more than 5% of the Corporation's securities in the absence of a prior expression of approval of the Board of Directors of the Corporation; any Option granted hereunder shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to the Option and the option price, and shall remain exercisable for the remaining term of such Option, regardless of whether such Option has been outstanding for six months or of any provision contained in the Incentive Stock Option Agreement with respect thereto limiting the exercisability of the Option or any portion thereof for any length of time, subject to all of the terms hereof and of the Incentive Stock Option Agreement with respect thereto not inconsistent with this paragraph.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation each Option granted under the Plan shall terminate; provided, however, that following the adoption of a plan of dissolution or liquidation, and in any event prior to such dissolution or liquidation (and as provided above regarding certain mergers and consolidations), each Option granted hereunder shall be exercisable in full, regardless of whether such Option has been outstanding for six months or of any provision contained in the Incentive Stock Option Agreement with respect thereto limiting the exercisability of the Option or any portion thereof for any length of time, subject to all of the terms hereof and of the Incentive Stock Option Agreement with respect thereto not inconsistent with this paragraph.

     The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation or any of its Subsidiaries to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

6.   GRANTING OF OPTIONS; OPTION PRICE:

     Following the selection by the Committee of a Key Employee to whom an Option shall be granted, the Corporation shall tender to such Key Employee for signature an Incentive Stock Option Agreement. The date on which an Option shall be granted shall be the date of the Committee's authorization of such grant, or such later date as may be determined by the Committee at the time such grant is authorized.

     The purchase price of the Common Stock under each Option shall be determined by the Committee, but shall be not less than 100% of the fair market value of the stock at the time of the granting of the Option, and in no event shall the purchase price with respect to authorized but theretofore unissued shares of stock be less than the par value of the stock.

     For so long as the Common Stock is listed on a national securities exchange or the NASDAQ National Market System, "fair market value" shall mean, for purposes of this Plan, as of a given date, the mean between the high and low sales prices for the stock on such date, or, if no such shares were sold on such date, the most recent date on which shares of such stock were sold, as reported in The Wall Street Journal. If the Common Stock is not listed on a national securities exchange or the NASDAQ National Market System, fair market value shall mean the average of the closing bid and asked prices for such stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System. If the Common Stock is not listed on a national securities exchange, the NASDAQ National Market System or the over-the-counter market, fair market value shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

7.   EXERCISE OF OPTION:

     An Option may be exercised by written notice to the Corporation at its offices at 2000 Two First Union Center, Charlotte, North Carolina 28282, or such other address to which the office may be relocated, which notice shall be signed by the Key Employee or by the Key Employee's successors, as hereinafter described in Section 10, and which shall state the number of shares with respect to which the Option is being exercised, and shall contain the representation that it is the Optionee's present intention to acquire the shares being purchased for investment and not for resale. Payment in full of the option price of said shares must be made at the time of the exercise of the Option, and payment may be made in cash or shares of the Common Stock of the Corporation previously held by the Optionee, or a combination of both. Payment in shares may be made with shares received upon the exercise or partial exercise of an Option, whether or not involving a series of exercises or partial exercises and whether or not share certificates for such shares surrendered have been delivered to the Optionee. Shares of Common Stock previously held by the Optionee and surrendered in accordance with rules and regulations adopted by the Committee for the purpose of making full or partial payment of the option price, shall be valued for such purpose at the "fair market value" thereof ("fair market value" to be determined in the manner provided in Section 6) on the date the Option is exercised. As soon as practicable after said notice shall have been received, the Corporation shall deliver to the Optionee a stock certificate registered in the Optionee's name representing the Option shares.

     The Optionee shall not have any rights of a shareholder of the Corporation with respect to the shares covered by the Option except to the extent that, and until, one or more certificates for shares of Common Stock shall have been delivered to the Optionee upon the due exercise of the Option.

8.   OPTION PERIOD:

     The Options granted hereunder shall be exercisable in whole or in part or in installments, from time to time, as may be specified by the Committee, except that no Option granted under the Plan shall be exercisable within six months of, or after ten years from, the date the Option is granted.

9.   RIGHTS:

     A Right may be granted contemporaneously with the grant of an Option or independent of the grant of an Option. The Committee may grant up to a total of 500,000 Units to be allocated to Key Employees as the Committee shall determine according to individual Stock Appreciation Rights Agreements with the Key Employees. The Corporation may at any time add additional Units to the Plan to provide for grants to new Key Employees or to make additional grants to Key Employees. Appropriate adjustments for the valuation of Units will be made in the individual Stock Appreciation Rights Agreements covering such Key Employees at the discretion of the Committee.

     The Rights awarded to a Key Employee under this Plan shall be in effect for the period beginning with the date such Units are awarded through the earlier of (i) termination of employment as described in section 10 herein; (ii) the merger, consolidation, dissolution or liquidation of the Corporation pursuant to Section 5 hereof; (iii) the termination of the Plan as provided in
Section 14 herein; or (iv) the surrender or forfeiture of the Units as provided in this Section 9. (The earlier of the dates specified in the preceding sentence is referred to herein as the "Determination Date".)

     Units awarded to a Key Employee shall vest in equal annual installments at each December 31 over a period designated by the Committee in the individual Stock Appreciation Rights Agreement (the "Vesting Period"), but the Vesting Period shall not exceed ten (10) years. At the time the Units are awarded, the Committee shall notify the Key Employee of the number of years in the Vesting Period for the Units awarded.

     All unvested Units of a Key Employee shall immediately vest upon the occurrence of the events specified in the Plan that results in an immediate vesting of any unvested Options held by such Key Employee.

     Except as otherwise provided in this Section 9, for purposes of this Plan the increase in the value of one Unit shall be equal to the difference between (i) the fair market value (as determined pursuant to Section 6 of this Plan) of one share of Common Stock of the Corporation as of the date of grant of the Unit or such other beginning value as determined by the Committee, and (ii) the fair market value (as so determined) of one share of Common Stock of the Corporation on the Determination Date.

     The Units shall be used solely as a device for the measurement and determination of the benefits to be paid to Key Employees as provided in this Plan. Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to Units shall be and remain the sole property of the Corporation, and no Key Employee shall acquire any property rights hereunder except the right to receive a payment of cash at such times as are provided herein. Units are not entitled to cash dividends in the event such dividends are payable to shareholders.

     A Key Employee may elect, by written request to the Committee, within ninety (90) days following each December 31, to receive payment for the increase in value through such December 31 attributable to the number of Units specified by the Key Employee and to the extent such Units are vested. Such election shall constitute the Determination Date as to the number of Units designated by the Key Employee, and shall also constitute a complete termination of such Key Employee's right and interest in such Units, and terminate his further participation in the Plan with respect to the designated Units.

     Section 5 of this Plan shall govern the effect of a merger, consolidation, liquidation or dissolution of the Corporation upon any Units then held by any Key Employee. Section 10 of this Plan shall govern the effect of any termination of employment upon any Units then held by the affected Key Employee.

     Payment of benefits to Key Employees shall begin within ninety (90) days following the relevant Determination Date and shall, at the discretion of the Committee, be paid in a single lump sum payment or in equal quarterly installments over a period not to exceed three (3) years from the relevant Determination Date.

     In the event of a stock split, stock dividend, reclassification, reorganization or other adjustment of shares of Common Stock of the Corporation, appropriate adjustments shall be made by action of the Committee, whose determinations shall be conclusive, to the number of Units of each Key Employee, the value of such Units, the maximum number of Units which may be granted in total, per year and to any one Key Employee, with the intent of such adjustments being to give the Key Employees the same total dollar increase in the value of his or her Units after such occurrence as prior thereto, and to maintain the same proportion of Units to outstanding Common Stock available as just prior thereto.

     There shall be deducted from each distribution under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Corporation to such governmental authority for the account of the person entitled to such distribution.

     The Stock Appreciation Rights component of this Plan is intended to be "unfunded" and maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" for purposes of the Employment Retirement Security Act of 1974, as amended, and is to be so construed.

     Notwithstanding anything to the contrary contained herein, if a Key Employee is a person who is regularly required to report his ownership and change of ownership of Common Stock to the Securities and Exchange Commission and is subject to short-swing profit liability under the provisions of Section 16(b) of the Act, then any election to exercise such Key Employee's Units, as well as any exercise of such Key Employee's Units, shall be made only in accordance with the terms of this Plan and during the period beginning on the third business day and ending on the twelfth business day following the release for publication by the Corporation of quarterly or annual summary statements of sales and earnings. This condition shall be deemed to be satisfied if the specified financial data appears (i) on a wire service, (ii) in a financial news service, (iii) in a newspaper of general circulation, or (iv) is otherwise made publicly available.

     Notwithstanding further anything to the contrary contained herein, Rights shall always be granted and exercised in such a manner as to satisfy the conditions of Rule 16b-3 of the Act.

10.  TERMINATION OF EMPLOYMENT:

     (a) If the employment of any person to whom an Option or Right has been granted is terminated for any reason other than death, disability, retirement with the consent of the Corporation or termination without cause, his Option or Options and the related Right or Rights shall terminate immediately. If an Optionee retires with the consent of the Corporation or if an Optionee is terminated without cause by the Corporation, or any of its Subsidiaries, the Optionee may exercise his Option or Right to the extent that he was entitled to exercise it as of the date of said retirement or termination but only within three months after said retirement or termination and in no event after the expiration of ten years from the date such Option or Right was granted. A temporary leave of absence approved by the Corporation or any if its Subsidiaries shall not be deemed to be a termination of employment, unless, under any applicable provisions of the Code or regulations promulgated thereunder, as then in effect, the affected Optionee would be accorded different tax treatment than if such Optionee were an active employee of the Corporation or any of its Subsidiaries.

     (b) If an Optionee dies or becomes Disabled while he is an employee of the Corporation or any of its Subsidiaries, or shall die within three months after retirement (provided that such retirement is with the consent of the Corporation), the Optionee's Option or Right may be exercised (to the extent he would have been entitled to do so on the date of his death or disability) at any time within one year after the date of his death or disability or, if he dies within three months after retirement (provided that such retirement is with the consent of the Corporation), at any time within one year after such retirement, but in no event may an Option be exercised after the expiration of ten years from the date the Option is granted. In the event of the Optionee's death, such Options or Rights may be exercisable to the extent otherwise provided herein by the executor or personal representative of the Optionee's estate or by any person who acquired the right to exercise such Options by bequest under the Optionee's will or by inheritance. In the event the Optionee is Disabled, such Options or Rights may be exercised to the extent otherwise provided herein by the personal representative of the Optionee or such other person designated by a court of competent jurisdiction or by power of attorney to handle the Optionee's personal estate or affairs. The Committee, in its sole discretion, must determine that an Optionee is Disabled upon certification thereof by a qualified physician selected by the Committee after such physician examines the Optionee.

11.  THE RIGHT OF THE CORPORATION TO TERMINATE EMPLOYMENT:

     Nothing contained in the Plan or in any Option or Right granted pursuant to the Plan shall confer upon any Optionee or Key Employee any right to be continued in the employment of the Corporation or one of its Subsidiaries, or shall interfere in any way with the right of the Corporation or any of its Subsidiaries, as the case may be, to terminate his or her employment at any time for any reason.

12.  NON-TRANSFERABILITY OF OPTIONS AND RIGHTS:

     No Option or Right granted under the Plan shall be transferable by the Optionee or Key Employee other than by will, or, if he or she dies intestate, by the laws of descent and distribution of the state of his or her domicile at the time of his or her death. During the Optionee's or Key Employee's lifetime, the Option or Right shall be exercisable only by the Optionee.

13.  TEN PERCENT SHAREHOLDERS:

     Notwithstanding the provisions of Section 4 regarding the ineligibility of certain ten percent owners of the Corporation's capital stock, any such Key Employee may be granted an Option hereunder which (a) provides for an option price of at least 110% of the fair market value of the stock at the time of the granting of the Option, (b) is not exercisable before the expiration of six months or after the expiration of five years from the date such Option is granted, and (c) is subject to all of the other terms and conditions of the Plan including, without limitation, the restrictions of Section 4 regarding Options to purchase shares having a fair market value in excess of $100,000.

14.  AMENDMENT AND TERMINATION:

     The Plan may be amended, modified, discontinued or terminated by the Board of Directors without stockholder approval as deemed in the best interests of the Corporation; provided, that no such amendment or modification shall (i) materially increase the benefits accruing to eligible employees, (ii) increase the number of shares which may be issued pursuant to Options, (iii) materially modify the requirements as to eligibility for participation, or (iv) without the consent of the holder, reduce the amount of any benefit or adversely change the terms and conditions of any outstanding Option or Right.

15.  EFFECTIVE DATE OF THE PLAN:

     The effective date of the Plan shall be November 18, 1993, subject to approval of the Plan by the shareholders of the Corporation. Notwithstanding any other provision hereof, no Option or Right granted hereunder may be exercised prior to approval of the Plan by the shareholders of the Corporation and, in the event the shareholders do not approve the Plan within one year from the effective date of the Plan, all Options or Rights granted hereunder shall be void. No Options may be granted under this Plan after the expiration of ten years from and including the effective date.


                                   RUDDICK CORPORATION

ATTEST:
                                   By:  /S/ ALAN T. DICKSON
                                       President
/S/ DONALD B. WILLIFORD
     Secretary

(CORPORATE SEAL)                   By:  /S/ R. STUART DICKSON
                                       Chairman of the Board